SECOND AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment, effective as of July 1, 2009, is made by and between Robert E. Switz (“Executive”) and ADC Telecommunications, Inc. (the “Company”) and amends that certain employment agreement, dated August 13, 2003, between Executive and the Company, as amended by one amendment dated December 28, 2008 (collectively, the “Employment Agreement”). Except as so amended, the Employment Agreement otherwise remains in full force and effect.

WHEREAS, the parties previously entered into the Employment Agreement to provide for the Executive’s services as President and Chief Executive Officer of the Company;

WHEREAS, the parties desire to extend the Term of the Employment Agreement for the period specified herein;

WHEREAS, Executive, currently age 62 is expected to eventually retire as Chief Executive Officer and the parties desire to establish an eligible retirement date, which would provide the Company with the opportunity to act proactively to implement an orderly succession plan; and

WHEREAS, the parties desire to set forth their mutual understanding and agreement on certain other matters regarding the possibility that Executive would eventually retire as Chief Executive Officer and eventually resign from the Board after the eligible retirement date specified herein.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the Company and the Executive agree as follows:

1. TERM. The first sentence of Section 1.2 of Article I of the Employment Agreement is amended to read as follows:

1.2 Term. Unless terminated at an earlier date in accordance with Article III of this Agreement, the term of this Agreement (the “Term”) shall commence on the Commencement Date and shall extend through February 28, 2012 or, if sooner, the last date of the Transition Period (as defined in Section 3.5.1).

2. ALLOWANCE FOR LIFE INSURANCE. Section 2.8 of Article II of the Employment Agreement is amended by the deletion of the word “and” at the end of Section 2.8.1, replacement of the period at the end of Section 2.8.2 with a semi-colon followed by the word “and”, and the addition of the following new Section 2.8.3:

2.8.3 $28,000 supplemental annual allowance for the Executive, payable in a single lump sum within fifteen (15) days after Executive furnishes proof of purchase or annual renewal of a term life insurance policy on the Executive with a death benefit of approximately Three Million Dollars ($3,000,000). The Company’s obligation to pay such allowance for any given taxable year of the Executive is conditioned upon the Executive furnishing proof of purchase or renewal no later than the last day of such taxable year. Furthermore, the Company’s obligation to pay such allowance shall not apply with respect to any purchase or renewal of a policy after the Executive’s termination of employment with the Company.

3. RETIREMENT BY THE EXECUTIVE. Article III of the Employment Agreement is amended by the addition of the following new Section 3.1.5 (and former Section 3.1.5 and Section 3.1.6 are renumbered as Section 3.1.6 and Section 3.1.7, respectively):

3.1.5 Retirement by the Executive. The Executive may voluntarily terminate his employment at any time without Good Reason prior to his Eligible Retirement Date (as defined below), and the terms of Section 3.2.2 shall apply. The Executive may voluntarily terminate his employment without Good Reason due to retirement on or after his Eligible Retirement Date, and the terms of Section 3.2.3 shall apply in lieu of the terms of Section 3.2.2. The term “Eligible Retirement Date” shall mean the earlier of: (i) January 1, 2012, or (ii) the expiration of the Transition Period (as defined in Section 3.5.1 below) in the event that the Board appoints a successor Chief Executive Officer with an effective appointment date prior to January 1, 2012 (other than under circumstances that the successor is appointed following the termination of the Executive’s employment for Cause).

4. TERMINATION. The introductory paragraph in Section 3.2.3 of Article III of the Employment Agreement is amended to read as follows:

3.2.3 Termination by the Executive for Good Reason or Retirement; Termination by the Company Without Cause. In the event that the Executive’s employment is terminated by the Executive for Good Reason, by the Executive due to retirement on or after his Eligible Retirement Date, or by the Company without Cause, and provided that the Executive has executed a written release to the Company in substantially the same form attached hereto as Exhibit A and the rescission period specified therein has expired, the Company shall:

5. LUMP SUM SEVERANCE BENEFIT. Section 3.2.3(a)(ii) of Article III of the Employment Agreement is amended in its entirety to read as follows:

(ii)	a lump sum severance payment of Three Million Two Hundred Seventy Five Thousand Dollars ($3,275,000);

6. TRANSITION PAYMENTS. Section 3.2.3 of Article III of the Employment Agreement is amended by the deletion of the word “and” at the end of subsection (a)(iii), replacement of the period at the end of subsection (c) with a semi-colon followed by the word “and”, and the addition of the following new subsection (d) to read as follows:

(d)	under the circumstances and subject to the conditions described in Section 3.5.2 and Section 3.5.3, the bonus described in Section 3.5.2 and the rights to stock options and restricted stock unit awards that are provided in accordance with Section 3.5.3.

7. TRANSITIONAL ROLE. Article III of the Employment Agreement is amended by the addition of the following new Section 3.5:

3.5 Chief Executive Officer Transition. In the event that the Board appoints a successor Chief Executive Officer with an effective Successor Appointment Date prior to January 1, 2012 (other than under circumstances that the successor is appointed following the termination of the Executive’s employment for Cause), the following provisions shall apply:

3.5.1 Duties During Transition Period. For purposes of this Agreement, the term “Successor Appointment Date” shall mean the effective date on which a successor appointed by the Board assumes the role of Chief Executive Officer of the Company. On and after the Successor Appointment Date, during the Transition Period (as defined below), the Executive shall serve in a transitional role to facilitate an orderly transition of Chief Executive Officer responsibilities to his successor and provide such other services as may be reasonably requested by the Board or the successor Chief Executive Officer during the Transition Period. The term “Transition Period” shall mean the period that commences on the Successor Appointment Date and ends as of the earlier of: (i) January 1, 2012 or (ii) the ninetieth (90th) day following the Successor Appointment Date; provided, however, that the Board may, in its sole discretion, extend the Transition Period to a later date. If a successor Chief Executive Officer is appointed under circumstances where this Section 3.5 becomes applicable, the Executive’s employment shall terminate by reason of retirement on the last date of the Transition Period (and such date shall be the Eligible Retirement Date for purposes of Section 3.1.5), provided, however that nothing in this Section 3.5 shall be construed to limit either the Company’s right or the Executive’s right to terminate the Executive’s employment on an earlier date during the Term in accordance with Section 3.1 of this Agreement.

3.5.2 Compensation During Transition Period. While employed during the Transition Period, the Executive shall continue to receive the same annualized base salary and executive perquisites in place immediately prior to the Successor Appointment Date. Except as provided below, the Executive shall continue to receive all other employee benefits generally offered by the Company to its executive employees (subject to the terms of the applicable plans as amended from time to time). The Executive shall continue to participate in the Company’s executive management incentive plan for the fiscal year in which the Successor Appointment Date occurs on a pro-rata basis consistent with the terms of the plan in place for that fiscal year. The Executive shall not be eligible to (i) participate in any management incentive plans applicable to any fiscal years beginning after the Successor Appointment Date or (ii) to receive any new equity compensation grants after the Successor Appointment Date, unless the Compensation Committee, in its discretion, determines such participation or equity compensation awards to be appropriate at that time.

3.5.3 Accelerated Vesting of Certain Equity Awards. If, following the appointment of a successor Chief Executive Officer under circumstances where this Section 3.5 becomes applicable, the Executive continues in employment until the expiration of the Transition Period, the unvested portion of all stock option and restricted stock unit awards granted on or after December 23, 2008 shall become fully vested and nonforfeitable on the last day of the Transition Period; provided, however, that: (i) any such options that become vested by operation of this Section 3.5.3 shall not become exercisable until their original scheduled vesting date as described in the option grant agreement without regard to any accelerated vesting provided under this Section 3.5.3; (ii) any such restricted stock unit awards that contain performance-based vesting requirements shall not vest unless and until all applicable performance-based vesting criteria have been satisfied (as determined by the Committee in accordance with the applicable award agreement) and shall not be pro-rated solely by reason of the Executive’s termination of employment prior to completion of the applicable performance period; and (iii) any such restricted stock units that become vested by operation of this Section 3.5.3 shall not be converted and settled in shares until their original scheduled conversion date as provided in the restricted stock unit agreement without regard to any accelerated vesting provided under this Section 3.5.3. The provisions of this Section 3.5.3 shall supersede any provision of the stock option and restricted stock unit award agreement that is inconsistent herewith, and shall be deemed an amendment to any such agreements executed by the Company and the Executive; provided, however, that in all cases the terms of the Company’s Global Stock Incentive Plan shall govern.

8. CHAIRMAN STATUS. Article III of the Employment Agreement is amended by the addition of the following new Section 3.6:

3.6 Chairman Status. The Executive shall retire as Chairman of the Company and as a member of the Board upon the expiration of the Term. Nothing herein shall be construed as a contractual right of the Executive to serve as Chairman or as a member of the Board of directors.

9. LEGAL FEES. The Company shall reimburse the Executive for the reasonable, and appropriately documented, fees and expenses of legal counsel to the Executive in connection with the negotiation and execution of this Amendment, up to a maximum total reimbursement of $15,000.

10. NO OTHER CHANGES. Except as expressly provided herein, all other terms of the Employment Agreement remain unchanged by this Amendment.

IN WITNESS WHEREOF, this Amendment to Employment Agreement has been signed by the parties hereto on the date set forth below.

ADC TELECOMMUNICATIONS, INC.	ROBERT E. SWITZ
By /s/ William R. Spivey, Lead Independent Director	/s/ Robert E. Switz
Date July 1, 2009	Date July 1, 2009